Exhibit 99.1

For Immediate Release
Investor Contact: Chris Meyers	Media Contact: Meredith Gremel
Executive Vice President & CFO	Vice President Corporate Affairs and Communications
(616) 878-8023	(616) 878-2830

SpartanNash Announces Results of 2016 Annual Shareholders Meeting

GRAND RAPIDS, MICHIGAN – June 2, 2016 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today announced that shareholders approved all proposals and re-elected all director nominees at its 2016 annual shareholder meeting, held earlier today in Grand Rapids, Michigan.

Shareholders re-elected ten directors to the Board of Directors for one-year terms expiring at the 2017 annual meeting. Dennis Eidson was elected Chairman of the Board of Directors, following the conclusion of Craig Sturken’s service as Chairman at the annual meeting.

Shareholders approved the Company's "say on pay" advisory vote.

Shareholders also ratified the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

About SpartanNash

SpartanNash (SPTN) is a Fortune 500 company and the leading distributor serving U.S. military commissaries and exchanges in the world, in terms of revenue. The Company's core businesses include distributing grocery products to military commissaries and exchanges and independent and Company-owned retail stores located in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 160 supermarkets, primarily under the banners of Family Fare Supermarkets, Family Fresh Markets, D&W Fresh Markets, and Sun Mart.